SCHEDULE 14A
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MONRO MUFFLER BRAKE, INC.

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MONRO MUFFLER BRAKE, INC.
200 Holleder Parkway
Rochester, New York 14615

Notice of Annual Meeting of
Shareholders to be Held
August 9, 2005

To the Shareholders of
MONRO MUFFLER BRAKE, INC.
             The Annual Meeting of Shareholders of Monro Muffler Brake, Inc. will be held at the Genesee Valley Club, 421 East Avenue, Rochester, New York 14607, on Tuesday, August 9, 2005, commencing at 10 a.m., for the following purposes:

1.	to elect four directors to Class 2 of the Board of Directors to serve a two-year term, and until their successors are duly elected and qualified at the 2007 annual meeting of shareholders;

2.	to ratify the amendment to the Monro Muffler Brake, Inc. 1998 Employee Stock Option Plan;

3.	to ratify the amendment to the Monro Muffler Brake, Inc. 2003 Non-Employee Directors’ Stock Option Plan;

4.	to ratify the proposal regarding reevaluating the selection of independent public accountants; and

5.	to consider such other business as may properly be brought before the meeting or any adjournment or postponement thereof.
          Only shareholders of record at the close of business on June 20, 2005, will be entitled to vote at the meeting.

By Order of the Board of Directors

/s/ John W. Van Heel

John W. Van Heel
Secretary
Rochester, New York
July 8, 2005
            PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT
MONRO MUFFLER BRAKE, INC.
200 Holleder Parkway
Rochester, New York 14615

Annual Meeting of Shareholders
August 9, 2005

SOLICITATION OF PROXIES
            The accompanying proxy is solicited by the Board of Directors of Monro Muffler Brake, Inc., a New York corporation (the “Company” or “Monro”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Genesee Valley Club, 421 East Avenue, Rochester, New York 14607, on Tuesday, August 9, 2005, commencing at 10 a.m., or at any adjournment or postponement thereof.
          A shareholder who executes a proxy may revoke it at any time before it is voted. Attendance at the meeting shall not have the effect of revoking a proxy unless the shareholder so attending shall, in writing, so notify the secretary of the meeting at any time prior to the voting of the proxy. A proxy which is properly signed and not revoked will be voted for the nominees for election as directors listed herein, for the ratification of the amendment to the Monro Muffler Brake, Inc. 1998 Employee Stock Option Plan, for the ratification of the amendment to the Monro Muffler Brake, Inc. 2003 Non-Employee Directors’ Stock Option Plan and for the ratification of the proposal regarding reevaluating the selection of independent public accountants as proposed herein, unless contrary instructions are given, and such proxy may be voted by the persons named in the proxy in their discretion upon such other business as may be properly brought before the meeting.
          The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding shares in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such shares. It is anticipated that the mailing of this Proxy Statement will commence on or about July 8, 2005.
VOTING SECURITIES
            Only shareholders of record at the close of business on Monday, June 20, 2005, the record date, will be entitled to vote. At May 27, 2005, the Company had outstanding 13,412,720 shares of Common Stock, par value $.01 per share (“Common Stock”). Each share of Common Stock is entitled to one vote on each matter as may properly be brought before the meeting.

          The voting rights of holders of Common Stock are subject to the voting rights of the holders of 65,000 shares outstanding of the Company’s Class C Convertible Preferred Stock, par value $1.50 per share (“Class C Preferred Stock”). The vote of the holders of at least 60% of the shares of Class C Preferred Stock at the time outstanding, voting as a separate class, or, alternatively, the written consent of the holders of all outstanding shares of Class C Preferred Stock, is needed to effect or validate any action approved by a vote of the holders of shares of Common Stock. Therefore, such preferred shareholders have an effective veto over all matters put to a vote of common shareholders, and such veto power could be used, among other things, to block the election of directors, the amendment of the 1998 Employee Stock Option Plan, the amendment of the 2003 Non-Employee Directors’ Stock Option Plan, the proposal regarding selection of independent public accountants, or any other transaction that the holders of the Common Stock might otherwise approve at the Annual Meeting. It is expected that the holders of the Class C Preferred Stock will approve, by unanimous written consent, all matters currently proposed to be put to a vote of common shareholders at the Annual Meeting.
          With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Director nominees must receive a plurality of the votes cast at the meeting to be elected. Votes that are withheld from any nominee are counted as present for purposes of determining the existence of a quorum but are not deemed cast at the meeting and, thus, have no effect on the determination of a plurality. Abstentions may be specified on proposals other than the election of directors, which proposals require a majority of the votes cast at the meeting for approval. Abstentions will be counted as present for purposes of determining the existence of a quorum but are not deemed cast at the meeting and, thus, have no effect on the determination of a majority. With respect to shares of Common Stock held in street name, where no vote is indicated on a matter because the nominee or broker lacks authority to vote such shares without specific instructions from the beneficial owner, and the nominee or broker has received no such instructions (a “broker non-vote”), such shares are not counted as present for the purpose of determining the existence of a quorum and are not counted as votes cast with respect to any such matter.
ELECTION OF DIRECTORS
            The Board of Directors of the Company is divided into two classes having terms which expire at the Annual Meeting (Class 2) and at the 2006 annual meeting of shareholders (Class 1). Four Class 2 directors are proposed for re-election at the Annual Meeting.
Current Nominees
            It is proposed to elect at the Annual Meeting four persons to Class 2 of the Board of Directors to serve (subject to the Company’s by-laws) until the election and qualification of their successors at the 2007 annual meeting of shareholders. If any such person should be unwilling or unable to serve as a director of the Company (which is not anticipated), the persons named in the proxy will vote the proxy for substitute nominees selected by the Board of

Directors unless the number of directors to be elected has been reduced to the number of nominees willing and able to serve.
          The following summarizes biographical information for the Class 2 directors, each of whom is nominated for re-election:
          Frederick M. Danziger, 65, was elected to the Board of Directors in July 1984. He is President and a Director of Griffin Land & Nurseries, Inc. Mr. Danziger was previously Of Counsel in the law firm of Latham & Watkins from 1995 to 1997, and was a partner of the law firm of Mudge Rose Guthrie Alexander & Ferdon from 1974 to 1995. Mr. Danziger is a director of Bloomingdale Properties, Inc.
          Robert G. Gross, 47, was elected to the Board of Directors in February 1999. He has been President and Chief Executive Officer since January 1, 1999. Prior to joining the Company, Mr. Gross was Chairman and Chief Executive Officer of Tops Appliance City, Inc., a consumer electronics and appliance store chain based in Edison, New Jersey, from 1995 to 1998. Mr. Gross also held various management positions with Eye Care Centers of America, Inc., a San Antonio, Texas based optometry company owned by Sears, Roebuck & Co., including President and Chief Operating Officer from 1992 through 1994, Executive Vice President and Chief Operating Officer from 1991 through 1992 and Senior Vice President from 1990 through 1991.
          Peter J. Solomon, Chairman of the Board, 66, was elected to the Board of Directors in July 1984. He has been Chairman of Peter J. Solomon Company, L.P., an investment banking firm, since May 1989. From 1985 to May 1989, he was a Vice Chairman and a member of the board of directors of Shearson Lehman Hutton, Inc. Mr. Solomon is a director of BKF Capital Group Inc. and was a director of Phillips-Van Heusen Corporation through June 14, 2005.
          Francis R. Strawbridge, 67, was elected to the Board of Directors in August 2002. He was Chairman of Strawbridge & Clothier, a regional general merchandise retailer of Philadelphia, Pennsylvania from 1984 to 1997, when he retired. From 1961 through 1983, Mr. Strawbridge served in various other capacities in the family-managed, publicly traded retail chain.
          The Board of Directors recommends a vote FOR each of the nominees for director.
          The following summarizes biographical information for each of the continuing Class 1 directors:
          Richard A. Berenson, 69, was appointed to the Board of Directors in November 2002 to fill a vacancy created by the resignation of a Class 1 Director. Mr. Berenson has been a member of the firm of Berenson & Company LLP, a public accounting firm, since 1960, most recently serving as managing partner. He also serves as a Board member and Chairman of the Audit Committee for Lazare Kaplan International Inc.
          Donald Glickman, 72, was elected to the Board of Directors in July 1984. He is a private investor and has been a partner of J.F. Lehman & Company, an investment banking firm, since January 1992. He was an executive employee of Peter J. Solomon Company Limited, an investment banking firm, from July 1989 to

June 1992. From July 1988 to July 1989, he was a managing director of Lehman Brothers (Shearson Lehman Hutton, Inc.). Prior to July 1988, Mr. Glickman was a Senior Vice President of the First National Bank of Chicago. Mr. Glickman is a director of MSC Software Corporation, OAO Technology Solutions, Inc., Racal Acoustics Limited and SDI, Inc., and a trustee of MassMutual Corporate Investors and MassMutual Participation Investors.
          Robert E. Mellor, 61, was appointed to the Board of Directors in November 2002 to fill a vacancy arising from an increase in the Board’s membership. He is the Chairman of the Board, President and Chief Executive Officer of Building Materials Holding Corporation, and has served as a director since 1991. Mr. Mellor was previously Of Counsel with the law firm of Gibson, Dunn & Crutcher LLP from 1990 through February 1997. He also serves as a director of Coeur d’Alene Mines Corporation and The Ryland Group, Inc.
          Lionel B. Spiro, 66, was elected to the Board of Directors in August 1992. He was the Chairman and President of Charrette Corporation of Woburn, Massachusetts, a distributor of design supplies and imaging services, until July 1997, when he retired. Mr. Spiro co-founded Charrette Corporation in 1964.

EXECUTIVE OFFICERS
            The name and business experience of each of the executive officers of the Company, as of May 27, 2005, is set forth below to the extent not provided above:
          Catherine D’Amico, 49, has been Executive Vice President – Finance since May 2002 and Chief Financial Officer and Treasurer since August 1993. Prior to May 2002, Ms. D’Amico was Senior Vice President – Finance. Ms. D’Amico, a certified public accountant, was previously a Senior Audit Manager with Price Waterhouse (PricewaterhouseCoopers LLP) in Rochester, New York and was affiliated with such firm from 1978 to 1993.
          Christopher R. Hoornbeck, 54, has been Divisional Vice President – Western Operations since December 1998. From October 1996 to November 1998, Mr. Hoornbeck was a Zone Manager and has worked for Monro in various other capacities since 1973.
          Craig L. Hoyle, 51, has been Divisional Vice President – Southern Operations since October 2002. From October 1999 through September 2002, Mr. Hoyle was a Zone Manager and worked for Monro in various other capacities since January 1998. Prior to joining the Company, Mr. Hoyle managed several districts for Bridgestone/ Firestone, Inc. and also held various marketing and other operational positions with them from 1981 through 1997.
          Joseph Tomarchio, Jr., 49, has been Divisional Vice President – Tire Stores since joining the Company in March 2004. Prior to joining the Company, Mr. Tomarchio was Executive Vice President and Chief Operating Officer of Mr. Tire, Inc., which he co-founded in 1970.
          In addition, on June 1, 2005 John W. Van Heel, 39, was named Senior Vice President – Store Support. Mr. Van Heel has been Secretary since October 2004, and from October 2002 to May 2005, Mr. Van Heel served as Vice President – Finance to the Company. From May 2000 to September 2002, Mr. Van Heel served as Chief Financial Officer and Vice President – Finance of RCG Companies, Inc., a diversified holding company (now Onetravel Holdings, Inc.), and its subsidiary companies. Prior to May 2000, Mr. Van Heel was a Director in the Transaction Services (acquisition consulting) practice at PricewaterhouseCoopers LLP, serving the firm’s New York City; Milan, Italy; and Rochester, New York offices since 1989.

Security Ownership of Principal Shareholders, Directors and Executive Officers
            The following table shows the number of shares of Common Stock and Common Stock equivalents beneficially owned as of May 27, 2005 by (i) each person or entity known to the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) the four Class 2 directors who are nominated for re-election, (iii) each continuing Class 1 director, (iv) the executive officers named in the Summary Compensation Table and (v) all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to the shares shown.

	Common Stock				Percent of
	Beneficially		Option Shares		Class
5% Shareholders, Directors and	Owned		Exercisable		Including
Executive Officers	Excluding Options		Within 60 Days		Options

FMR Corp.	1,362,520	(1)			10.2
82 Devonshire Street
Boston, MA 02109
Peter J. Solomon	1,313,945	(3)	36,468	(2)	9.6
520 Madison Avenue
New York, NY 10022
T. Rowe Price Associates, Inc.	1,099,800	(4)			8.2
100 E. Pratt Street
Baltimore, MD 21202
Robert G. Gross	165,000		757,500		6.5
Wellington Management Company, LLP	850,050	(5)			6.3
75 State Street
Boston, MA 02109
Wasatch Advisors, Inc.	759,817	(6)			5.7
150 Social Hall Avenue, Suite 400
Salt Lake City, UT 84111
Donald Glickman	678,054	(7)	41,026	(2)	5.3
2001 Jefferson Davis Highway
Arlington, VA 22202
Catherine D’Amico	26,513		80,626		*
Frederick M. Danziger	56,307		13,676	(2)	*
Lionel B. Spiro	27,399		36,468	(2)	*
Christopher R. Hoornbeck	16,959		29,750		*
Joseph Tomarchio, Jr.			41,250	(9)	*
Craig L. Hoyle	900		18,325		*
Francis R. Strawbridge	2,000		13,676	(2)	*
Robert E. Mellor	2,500		9,118	(2)	*
Richard A. Berenson	2,250		9,118	(2)	*
All directors and executive officers as a group (12 persons)					22.3	(8)

*	Less than 1% of the shares deemed outstanding.

(1)	Beneficial ownership reported as of December 31, 2004, according to a statement on Schedule 13G, dated February 14, 2005, of FMR Corp., a parent holding company of Fidelity Management & Research Company, a registered investment adviser.

(2)	Options granted pursuant to the Non-Employee Directors’ Stock Option Plans.

(3)	Includes 65,000 shares of Class C Preferred Stock (including 45,000 shares held in trusts for the benefit of Mr. Solomon’s children for which Mr. Solomon is trustee) presently convertible into 675,675 shares of Common Stock. Also includes 402,552 shares of Common Stock held in trusts for the benefit of Mr. Solomon’s children for which Mr. Solomon is the trustee. Additionally, includes 40,000 and 15,000 shares of Common Stock, respectively, held in the Peter J. Solomon Family and Joshua N. Solomon Foundations for which Mr. Solomon is trustee. Mr. Solomon disclaims beneficial ownership of all such shares held in trusts and by the charitable foundations. Peter J. Solomon is a principal shareholder and a Class 2 director.

(4)	Beneficial ownership reported as of December 31, 2004, according to a statement on Schedule 13G, dated February 14, 2005, of T. Rowe Price Associates, Inc., a registered investment adviser.

(5)	Beneficial ownership reported as of December 31, 2004, according to a statement on Schedule 13G, dated February 14, 2005, of Wellington Management Company, LLP, a registered investment adviser.

(6)	Beneficial ownership reported as of December 31, 2004, according to a statement on Schedule 13G, dated February 14, 2005, of Wasatch Advisors Inc., a registered investment adviser.

(7)	Excludes shares of Common Stock owned by Mr. Glickman’s children. Mr. Glickman disclaims beneficial ownership of such shares. Mr. Glickman is a principal shareholder and a Class 1 director.

(8)	Exclusive of shares as to which beneficial ownership has been disclaimed, executive officers and directors of the Company as a group owned beneficially approximately 16.5% of Common Stock deemed outstanding on May 27, 2005.

(9)	Includes a warrant to purchase 10,000 shares of the Company’s stock received from a third party, originally issued by the Company to the third party.
Employment Agreements and Change-in-Control Arrangements
            The Company amended its employment agreement (the “Agreement”) in May 2005 with Robert G. Gross, its President and Chief Executive Officer. The Agreement, which provides for a base salary to be reviewed annually, plus a bonus based upon the Company’s achievement of performance targets set by the Compensation Committee, expires on December 31, 2007. The agreement also provides for a special retention bonus of $250,000 payable annually on each January 1 beginning in 2003 and ending in 2006. The Agreement includes a covenant against competition with the Company for up to two years after termination. The Agreement provides Mr. Gross with a minimum of one year’s salary and certain additional rights in the event of a termination without cause (as defined therein), or a termination in the event of a change in control (as defined therein).
          The Company amended its employment agreement in May 2003 with Catherine D’Amico, its Executive Vice President and Chief Financial Officer. The agreement provides a base salary, to be reviewed annually, plus a bonus, based upon the Company’s achievement of performance targets set by the Compensation Committee. The agreement has a 41-month term ending September 30, 2006, and includes a covenant against competition with the Company for up to two years after termination. The agreement provides Ms. D’Amico with a minimum of one year’s salary and certain additional rights in the event of a termination without cause (as defined therein), or a termination in the event of a change in control (as defined therein).

Meetings of the Board of Directors and Committees
            The Board of Directors held four meetings during fiscal 2005(1). During the fiscal year, each director attended at least 75% of the aggregate number of all meetings of the Board of Directors and committees on which he served. Nine of nine Board members attended last year’s Annual Meeting.
          Non-employee directors of the Company receive directors’ fees at the rate of $16,000 per year, plus $3,000 for each Board meeting and $1,000 for each Board Committee meeting attended. In addition, each of the Chairs of the Audit and Compensation Committees receives an annual supplemental fee of $5,000. Beginning in April 2005, the fees paid to the Chair of the Audit Committee were increased to $15,000 annually. Each non-employee director also receives an annual grant of an option to purchase 4,559 shares of Common Stock.
          All directors are reimbursed for actual expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof. Additionally, during fiscal 2005, the Company paid legal fees of $13,000 and $10,000, respectively, in connection with filings by Messrs. Solomon and Glickman regarding Company stock transactions.
          The Board of Directors has determined that a majority of Board members is independent as defined by the listing standards of the National Association of Securities Dealers, Inc. (“NASDAQ”).
          The Board of Directors has created three standing committees: a three-member Governance Committee, a three-member Audit Committee and a three-member Compensation Committee.
          The Governance Committee has and may exercise, between meetings of the Board of Directors, all the power and authority of the full Board of Directors, subject to certain exceptions. During fiscal 2005, the Governance Committee held four meetings. Its members are Donald Glickman, Robert G. Gross and Peter J. Solomon.
          The Audit Committee has the power and authority to select and engage independent auditors for the Company, subject to the approval of shareholders, and reviews with the auditors and with the Company’s management all matters relating to the annual audit of the Company. The Audit Committee held seven meetings in fiscal 2005. It consists of three members: Richard A. Berenson, Chairman, Frederick M. Danziger and Lionel B. Spiro, each of whom is an independent director.
          The Compensation Committee has the power and authority to review and approve the remuneration arrangements for executive officers and employees of the Company and to select participants, approve awards under, interpret and administer the employee benefit plans of the Company. The Compensation Committee held two meetings in fiscal 2005. It consists of three members: Frederick M. Danziger, Chairman, Robert E. Mellor and Francis R. Strawbridge, each of whom is an independent director.

(1)	References in this Proxy Statement to fiscal years are to the Company’s fiscal years ending or ended fiscal March of each year (e.g., references to “fiscal 2005” are to the Company’s fiscal year ended March 26, 2005).

          The Company does not have a separate nominating committee due to the small size of the Company’s Board. The Board believes it can effectively accomplish the functions of a nominating committee through the actions of the independent members of the Board, namely Messrs. Solomon, Berenson, Danziger, Mellor, Spiro and Strawbridge.
          The independent directors of the Board are responsible for identifying, screening and recommending candidates for membership on the Board pursuant to written guidelines established by the Board. These guidelines are available on the Investor Information-Corporate Governance section of the Company’s website, www.monro.com. In assessing potential new directors, these directors consider individuals from various disciplines and diverse backgrounds. The selection of qualified directors is complex and crucial to Monro’s long-term success. Board candidates are considered based upon various criteria, such as their broad-based business skills and experiences, a global business perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of Monro and the automotive service industry.
          The independent directors will consider recommendations from shareholders of potential candidates for the Board of Directors. A shareholder wishing to recommend a potential candidate must submit the recommendation in writing, addressed to the Secretary, Monro Muffler Brake, Inc., 200 Holleder Parkway, Rochester, NY 14615, Attention: Independent Directors, so that the Secretary receives the recommendation not less than 120 days (nor more than 180 days) prior to the meeting. Each recommendation must set forth the information required by the Certificate of Incorporation for shareholders submitting a nomination. Additional information and a copy of the Certificate of Incorporation may be obtained by submitting a written request to the Secretary of the Company.
          Under the Company’s Certificate of Incorporation, each year prior to the annual meeting of shareholders, the independent Directors recommend the Board’s nominees to serve as Monro’s directors for the next year. The Board is soliciting proxies to elect these individuals. All candidates nominated by the Board of Directors, except for Mr. Gross, have been determined to be independent directors.
Communications with Directors
            Shareholders wishing to communicate with the non-management directors may send a letter to the Secretary, Monro Muffler Brake, Inc., 200 Holleder Parkway, Rochester, NY 14615, Attention: Non-Management Directors. All correspondence sent to that address will be delivered to the appropriate directors on a quarterly basis, unless the Secretary determines by individual case that it should be sent more promptly. Any concerns relating to accounting, internal controls, auditing or officer conduct will be sent promptly to the Chair of the Audit Committee. All correspondence to non-management directors will be acknowledged by the Secretary and may also be forwarded within Monro to the subject matter expert for investigation. Alternatively, communication with non-management directors may occur as outlined in Monro’s Corporate Code of Ethics which is posted on its website at www.monro.com.

AUDIT COMMITTEE REPORT
            The Audit Committee of the Board of Directors (the “Committee”) is composed of three non-employee directors and operates under a written charter adopted by the Board of Directors. Each member of the Committee is an independent director as defined by rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ. In addition, the Board of Directors has determined that Richard A. Berenson is an audit committee financial expert as defined by SEC rules, and is independent from management.
          In fiscal 2005, the Audit Committee, as a matter of routine, reviewed its charter and practices. The Committee determined that its charter and practices are consistent with listing standards of NASDAQ.
          Management is responsible for the Company’s internal controls and the financial reporting process. The external auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board. The Committee’s responsibility is to monitor and oversee these processes.
          In this context, the Committee has met and held discussions with management and the external auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the external auditors. The Committee discussed with the external auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.
          The Company’s external auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the external auditors that firm’s independence.
          Based on the Committee’s discussion with management and the external auditors and the Committee’s review of the representation of management and the report of the external auditors to the Committee, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 26, 2005, for filing with the SEC. The Committee has also approved, subject to shareholder ratification, the decision to reevaluate the selection of PricewaterhouseCoopers as the Company’s external auditors for fiscal 2006.
Audit Committee
Richard A. Berenson, Chairman
Frederick M. Danziger
Lionel B. Spiro

EXECUTIVE COMPENSATION
            The following table sets forth, for the Company’s last three fiscal years, the annual and long-term compensation of those persons who were, for fiscal 2005, (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company (the “Named Officers”):
SUMMARY COMPENSATION TABLE

				Long Term
		Annual		Compensation
		Compensation		Awards
Name and	Fiscal				All Other
Principal	Year Ended	Salary	Bonus	Options(2)	Compensation(1)
Position	March	($)	($)	(#)	($)

Robert G. Gross	2005	490,000	250,000	0	5,440
President and	2004	465,000	779,597	0	154,113
Chief Executive Officer	2003	465,000	698,433	120,000	1,712,412

Joseph Tomarchio, Jr.	2005	147,000	0	0	126,470
Divisional Vice	2004	12,250	0	5,000	10,478
President — Tire Stores

Catherine D’Amico	2005	180,000	0	10,000	4,967
Executive Vice	2004	170,000	75,295	7,500	4,585
President — Finance	2003	160,000	90,008	2,225	3,624
and Chief Financial
Officer

Christopher R. Hoornbeck	2005	131,400	0	3,000	1,761
Divisional Vice	2004	126,400	31,890	3,000	9,198
President — Western	2003	120,400	38,575	2,250	9,136
Operations

Craig L. Hoyle	2005	120,000	0	4,000	3,437
Divisional Vice	2004	112,750	28,536	3,000	3,158
President — Southern	2003	105,000	33,753	13,500	2,242
Operations

(1)	For all officers, All Other Compensation represents the Company’s 401(k) matching or other contributions to the Monro Muffler Brake, Inc. Profit Sharing Plan and Non-Qualified Deferred Compensation Plan for the accounts of the Named Officers.

For Mr. Gross, All Other Compensation also includes the following:

•	In fiscal 2003, Mr. Gross earned $1,603,400 related to compensation associated with the vesting of performance-based stock options.

•	In fiscal 2004 and 2003, Mr. Gross’s compensation includes $78,447 and $104,595, respectively, of forgiveness of principal due on the loan described in “Compensation Committee Interlocks and Insider Participation.” In fiscal 2004, it also includes related interest forgiveness of $70,711.

For Mr. Hoornbeck, All Other Compensation in fiscal 2004 also includes a special bonus of $7,500 for assuming additional field operations responsibility. A similar bonus of $8,333 was awarded in fiscal 2003.

For Mr. Tomarchio, All Other Compensation also includes the following:

•	In fiscal 2005 and 2004, Mr. Tomarchio earned $125,000 and $10,417, respectively under an agreement not-to-compete.

•	In fiscal 2005 and 2004, Mr. Tomarchio was paid $12,000 and $1,000, respectively, for a car allowance.

(2)	Option awards have been adjusted for the October 2003 three-for-two stock split.
OPTION GRANTS IN LAST FISCAL YEAR
            The following table sets forth, for the Company’s fiscal year ended March 26, 2005, information concerning the granting of options to the Named Officers:

	Individual Grants

					Potential
					Realizable Value
		% of Total			Assuming Rates
		Options			of Stock Price
		Granted in	Exercise		Appreciation of
	No. of	Fiscal	Price	Expiration
Name	Options(2)	Year (3)	$/Share	Date	5%(1)	10%(1)

Catherine D’Amico	10,000	9.2	$23.09	5/17/14	145,200	368,000
Christopher R. Hoornbeck	3,000	2.8	$23.09	5/17/14	43,560	110,400
Craig L. Hoyle	4,000	3.7	$23.09	5/17/14	58,080	147,200

(1)	These values are calculated by comparing the exercise price of such options to the market value of the shares of Common Stock subject to such options, assuming that the market price of such shares increases by 5% and 10%, respectively, during each year of the options’ term. Actual gains, if any, on the stock option exercises are dependent on the future performance of the Common Stock and overall stock conditions, as well as the option holder’s continued employment through the vesting period. The value stated may not necessarily be achieved.

(2)	Options granted in fiscal 2004 under the Company’s 1998 Employee Stock Option Plan. Subject to certain conditions, 25% of such options become exercisable each year beginning one year after the date of grant.

(3)	Based on a total of 108,213 options granted to 198 employees of the Company in fiscal 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES
            The following table sets forth, for the Company’s fiscal year ended March 26, 2005, information concerning the exercise of options by the Named Officers and the value of unexercised options of the Named Officers. All amounts have been adjusted to reflect the effect of the October 2003 three-for-two stock split.

					Total Value of
	Number of		Total Number of		Unexercised,
	Shares		Unexercised Options		In-the-Money Options
	Acquired on	Value	Held at		Held at
	Exercise	Realized	March 26, 2005		March 26, 2005
Name	(#)	($)	(#)		($)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Robert G. Gross	0	0	757,500	0	14,599,550	0
Joseph Tomarchio, Jr.	0	0	1,250	3,750	1,750	5,250
Catherine D’Amico	0	0	69,689	22,750	1,276,129	208,720
Christopher R. Hoornbeck	0	0	25,812	8,250	475,718	104,640
Craig L. Hoyle	0	0	14,325	13,750	226,502	171,418

EQUITY COMPENSATION PLAN INFORMATION

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
	Options, Warrants	Options, Warrants	Reflected in
	and Rights	and Rights	Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,585,456	$9.72	393,022
Equity compensation plans not approved by security holders

Total	1,585,456	$9.72	393,022

Compensation Committee Report on Executive Compensation
            The Compensation Committee of the Board of Directors is responsible for setting the Chief Executive Officer’s compensation and making annual recommendations for the compensation of the other executive officers to the full Board of Directors after considering recommendations made by the Chief Executive Officer.

          Executive compensation is a mix of salary, annual bonus awarded under the Management Incentive Compensation Plan or other executive bonus plans, Company contributions to the profit sharing plan and pension plan, long-term compensation in the form of stock options and other benefits generally available to all employees. The Company relies to a large degree on bonus, stock options and stock ownership to attract and retain executives of outstanding ability and to motivate them to work to their fullest potential. Under the Management Incentive Compensation Plan and executive bonus plans, the Compensation Committee seeks to enhance the profitability of the Company by aligning closely the financial interest of the Company’s executives with those of its shareholders through the payment of bonuses based on attainment of profit targets. In setting base salaries, the Company consults periodically with executive compensation experts, and takes into account competitive market compensation paid by other companies for similar positions.
          The Chief Executive Officer’s fiscal 2005 compensation consisted of a base salary of $490,000 in accordance with his employment agreement (see also “Employment Agreements and Change-in-Control Arrangements”), and other benefits extended to all full-time employees. Mr. Gross’s bonus is limited to a maximum of 150% of his base salary. In fiscal 2005, Mr. Gross did not receive a bonus, because the Company did not attain the minimum required percentage of targeted profit performance. In fiscal 2004 and 2003, Mr. Gross’s bonus was based on the Company’s attainment of specific profit targets. The Chief Executive Officer does not participate in the Compensation Committee’s determination of his compensation.
          Additionally, in connection with the renewal of his employment agreement in fiscal 2003, Mr. Gross was awarded a $1,000,000 special retention bonus, to be paid annually in four equal installments of $250,000, beginning in January 2003.
          In fiscal 2003, Mr. Gross also received compensation totaling $1,603,400 related to the vesting of 150,000 performance-based stock options. These options were awarded to Mr. Gross upon his joining the Company in December 1998. The purpose of the options was to link the Executive’s rewards with shareholder value over time. The options vested during the first quarter of fiscal 2003, when the Company’s stock traded at $10.67 or above, (as adjusted for the Company’s October 2003 three-for-two stock split) for 20 consecutive trading days.
          The salaries of other executive officers are set at amounts the Company believes to be comparable to those paid to executives holding similar positions at other automotive service companies of comparable size. Bonuses are paid based on attainment of profit targets, which the Company achieved in fiscal 2004 and 2003.
          All employees, including executive officers, may receive stock options from time to time under the Company’s stock option plans. Stock option grants are recommended by the Compensation Committee of the Board of Directors, a committee composed entirely of non-management directors. The stock option grant size is based upon the individual’s overall compensation package, job performance, future potential, awards made to executives at comparable companies and other factors. Under the stock option plans, 344,749 shares were available for grants to employees at March 26, 2005. During fiscal 2005, the Stock Option Committee granted 108,213 options, including 10,000 to Catherine D’Amico, Executive Vice President — Finance and Chief Financial Officer; 3,000 to Christopher R. Hoornbeck, Divisional Vice President — Western Operations; and 4,000 to Craig L. Hoyle, Divisional Vice President — Southern Operations.
          Options exercisable for an aggregate of 31,913 shares were also granted to seven non-employee directors of the Company under the terms of the 2003 Non-Employee Directors’ Stock Option Plans. The 2003 Plan was approved by shareholders in August 2003.
          The executive officers participate in the Company’s qualified profit sharing/401(k) and pension plans on the same basis as all other employees. The Company offers health care, life insurance, disability insurance and other benefits to the executive officers on substantially the same terms as available to all employees of the Company. The executive officers are also eligible to participate in a non-qualified Deferred Compensation Plan to provide an opportunity for additional tax-deferred savings. In addition, it allows the Company to credit to participant accounts such amounts as would have been contributed to the profit sharing/401(k) plan but for the limitations that are imposed under the Internal Revenue Code of 1986, as amended (the “Code”), based upon the participants’ status as highly compensated employees. (See additional discussion under “Deferred Compensation Plan”). The amount of perquisites received by any executive officer in fiscal 2005 did not exceed $50,000 or ten percent of his or her cash compensation.
          The federal income tax laws impose limitations on the deductibility of compensation in excess of $1 million paid to executive officers in certain circumstances. The Compensation Committee intends that all compensation paid to executive officers in fiscal 2005 will be deductible by the Company under such tax laws. For federal income tax purposes, the Company is generally entitled to a compensation deduction at the time an officer or employee exercises a stock option in an amount equal to the excess of the value of the shares received upon such exercise and the exercise price of the option. Since the amount of the compensation deduction is based on the number of the options exercised and the spread between the value of the Company’s stock and the exercise price on the exercise date, the amount of any such deduction cannot be determined in advance. Accordingly, if certain executive officers exercise options during fiscal 2006 and the value of the Company’s stock significantly exceeds the exercise price of the options, it is possible that the Company would not be entitled to deduct a portion of the compensation attributable to such exercise.
Compensation Committee
Frederick M. Danziger, Chairman
Robert E. Mellor
Francis R. Strawbridge
Compensation Committee Interlocks and Insider Participation
          The members of the Compensation Committee are Frederick M. Danziger, Robert E. Mellor and Francis R. Strawbridge.

          In December 1998, the Company loaned $523,000 to Robert G. Gross, its President and Chief Executive Officer, to purchase 75,000 shares of the Company’s common stock at the then fair market value. This loan, which bore an interest rate of 5.5% per annum, matured on December 1, 2003, and required five equal annual installments of principal beginning on the first anniversary of the loan. If Mr. Gross was employed with the Company when a principal payment was due, that installment was forgiven by the Company. Accordingly, the entire loan and all interest, which was due on the fifth anniversary of the loan, has been forgiven. The loan was secured by the related common stock.
          The Company has a management agreement, effective July 1, 1991, with Peter J. Solomon Company, L.P. (“PJSC”), pursuant to which PJSC provides strategic and financial advice relating to financing, capital structure, mergers and acquisitions and offensive/defensive positioning to the Company, for a fee of $300,000 per year (plus reimbursement of out-of-pocket expenses). Pursuant to such agreement, the Company has agreed to indemnify PJSC against certain liabilities. In addition, PJSC, from time to time, provides additional investment banking services to the Company for customary fees. No additional fees were paid in fiscal 2003, 2004 or 2005. Peter J. Solomon, Chairman of the Board and principal shareholder of the Company, is Chairman of PJSC. Of the fees paid by the Company to PJSC, approximately half were paid to Donald Glickman, a director and principal shareholder of the Company, by PJSC for consulting services.
          In May 2003, the annual fee was increased to $300,000 from $160,000 per year effective July 1, 2003, with approval from the independent Compensation Committee of the Company’s Board of Directors. The total amount of fees paid to PJSC was $300,000, $265,000 and $160,000 in 2005, 2004 and 2003, respectively.

Performance Graph
            Set forth below is a line-graph presentation comparing the cumulative shareholder return on the Company’s Common Stock, on an indexed basis, against the cumulative total returns of the S & P 400 Index and the S & P Retail Stores-Specialty Index for the sixty month period from March 31, 2000 to March 26, 2005 (March 31, 2000 = 100):
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG MONRO MUFFLER BRAKE, INC., THE S & P INDUSTRIALS INDEX
AND THE S & P SPECIALTY STORES INDEX
PERFORMANCE GRAPH

	MONRO MUFFLER		S & P SPECIALTY
	BRAKE, INC.	S & P INDUSTRIALS	STORES

3/00	100	100	100
3/01	130.82	95.88	95.52
3/02	206.9	99.62	138.12
3/03	252.62	70.63	115.41
3/04	450.92	97.31	159.6
3/05	465.72	114.18	173.18

*	$100 INVESTED ON 3/31/00 IN STOCK OR INDEX — INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MARCH 31.

Copyright© 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm
Pension Plan
            The Company sponsors a noncontributory retirement plan (the “Pension Plan”) which is intended to qualify under Section 401(a) of the Code. As of September 30, 1999, participants ceased to accrue benefits under the Pension Plan and no employees will become plan participants after this date. Compensation and services after this date are not taken into consideration in determining benefits under the Pension Plan. Prior to September 30, 1999, each employee who attained age 21 became a participant on the April 1 or October 1 following the date the employee completed one year of service. Benefit payments generally begin upon retirement at age 65 or age 60 with 20 years of service.
          Benefits under the Pension Plan are 100% vested in each participant upon completion of five years of service, attainment of age 65 or the termination of the Pension Plan. Lump sum distributions are available at termination or retirement only for accrued benefits of $5,000 or less.
          The following table shows the estimated annual benefits payable to participants under the Pension Plan upon retirement at age 65. The table does not show the reduction for Social Security benefits (see formula below).
PENSION PLAN TABLE

Average Compensation	Number of Years of Service

	5	10	15	20	25
(Prior to September 30, 1999)
$100,000	$22,500	$45,000	$45,000	$45,000	$45,000
80,000	18,000	36,000	36,000	36,000	36,000
          For the purpose of determining amounts payable under the Pension Plan for each of the Named Officers, compensation includes the average of ten years (i) base salary (including the amount of any reductions in the executive’s otherwise payable compensation attributable to any “cafeteria plan”) plus (ii) cash bonuses. For the last three years, the base salaries and bonuses of each Named Officer are shown in the Summary Compensation Table. Compensation does not include stock options (“Long Term Compensation” column) or the Company’s contributions to the Profit Sharing Plan (“All Other Compensation” column) shown in the Summary Compensation Table. Compensation is limited to $100,000 for determining amounts payable under the Pension Plan.
          The following are the years of credited service as of September 30, 1999 (rounded to the nearest year) under the Pension Plan for each of the Named Officers: Robert G. Gross – one year; Joseph Tomarchio, Jr. – zero years, Catherine D’Amico – 8 years; Christopher R. Hoornbeck – 28 years; and Craig L. Hoyle – two years.
          The basic benefit under the Pension Plan is a straight life annuity. Subject to certain limits required by law, benefits are payable monthly in an amount equal to (i) 45% of a participant’s average monthly earnings for the highest ten consecutive years prior to September 30, 1999, less (ii) 45% of the monthly primary Social Security benefit payable to the participant at retirement. The amount of the benefit is also reduced for short service participants and participants terminating employment prior to retirement.
          Due to the fact that the Pension Plan was frozen as of September 30, 1999, the amount of the benefit will be multiplied by a fraction (not greater than one), the numerator of which is the participant’s total number of years of service as of September 30, 1999, and the denominator of which is the number of years of service the participant would have accumulated if he had continued his employment until the earlier of (i) age 65 or (ii) the date after age 60 but before age 65 on which the participant had at least 20 years of vesting service under the Pension Plan.
          In connection with the purchase of Kimmel Automotive, Inc. (“KAI”) in April 2002, the Company also sponsors a non-contributory retirement plan covering certain employees of KAI. Participants ceased to accrue benefits under this plan prior to April 2002. No Named Officers are covered under this plan. This plan merged with the Pension Plan during fiscal year 2005.
Profit Sharing Plan
            The Company sponsors a profit sharing plan with a 401(k) feature (the “Profit Sharing Plan”). The Profit Sharing Plan is intended to qualify under Section 401(a) of the Code.
          Each employee who has attained age 21 becomes a participant as of the first day of the month following completion of three months of service. Participants may elect to reduce their compensation by up to the lesser of 30% of their annual compensation or the statutorily prescribed annual limit ($14,000 in 2005) and to have the amount of the reduction contributed to their account in the Profit Sharing Plan. One of the investment options available to participants is the Company’s Common Stock.
          The Company may make discretionary matching contributions to the matching accounts of those employees who are contributing to the Profit Sharing Plan. The Board approves matching contributions quarterly. A discretionary Company profit sharing contribution may also be made on an annual basis.
Deferred Compensation Plan
            The Company has adopted the Monro Muffler Brake, Inc. Deferred Compensation Plan (the “Plan”) to provide an opportunity for additional tax-deferred savings to a select group of management or highly compensated employees. The Plan is an unfunded arrangement and the participants or their beneficiaries have an unsecured claim against the general assets of the Company to the extent of their Plan benefits.
          The Compensation Committee designates the individuals eligible to participate in the Plan. Currently, only those employees who are “highly compensated employees” as that term is defined under Section 414(q) of the Code, have been designated as eligible to participate in the Plan.
          The Plan permits participants to defer all or any portion of the compensation that would otherwise be payable to them for the calendar year. In addition, the Company will credit to the participants’ accounts such amounts as would have been contributed to the Monro Muffler Brake, Inc. Profit Sharing Plan but for the limitations that are imposed under the Code based upon the participants’ status as highly compensated employees. The Company may also make such additional discretionary allocations as are determined by the Compensation Committee.
          No amounts credited under the Plan are funded and the Company maintains accounts to reflect the amounts owed to each participant. At least annually, the accounts are credited with earnings or losses calculated on the basis of an interest rate or other formula as determined by the Compensation Committee.
          Benefits are payable at a participant’s election in a single cash sum or in monthly installments for a period not to exceed 10 years at the date designated by the participant upon his or her initial enrollment in the Plan, but in no event later than the date the participant attains age 65. Payments are made earlier in the event a participant dies or incurs an unanticipated emergency.
CERTAIN TRANSACTIONS
Affiliate Leases
            The Company leases six stores from lessors in which Joseph Tomarchio, Jr. has beneficial ownership interests. In fiscal 2005, the Company expensed $554,000 as rent for these stores. Mr. Tomarchio is an officer of the Company.
          Aside from the six leases assumed as part of the Mr. Tire acquisition in March 2004, the Company has not entered into any affiliate leases, other than renewals or modifications of existing leases, since May 1989, and as a matter of policy, will not do so.
          (See also “Compensation Committee Interlocks and Insider Participation”).
Section 16(a) Beneficial Ownership Reporting Compliance
            Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
          To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Frederick M. Danziger, Director, reported the exercise of 36,468 options on a Form 4 that was filed late; Frederick M. Danziger, Peter J. Solomon, Donald Glickman, Robert E. Mellor, Lionel B. Spiro and Francis R. Strawbridge, Directors, each reported the receipt of 4,559 options on Form 4s that were filed late; and Joseph Tomarchio, Jr., Divisional Vice President – Tire Stores, reported the receipt from a third party of a warrant originally issued by the Company to the third party to purchase 10,000 shares of the Company’s stock on a Form 4 that was filed late.

PROPOSAL TO RATIFY THE AMENDMENT TO THE 1998
EMPLOYEE STOCK OPTION PLAN
TO INCREASE THE NUMBER OF AUTHORIZED SHARES
            The Company has two Employee Stock Option Plans adopted in 1989 and 1998, respectively (the “Employee Option Plans”) and previously approved by shareholders. The Employee Option Plans currently provide that options for a maximum of 2,551,558 shares (as restated to give retroactive effect to stock dividends and stock splits) of Common Stock, in the aggregate, may be granted. As of March 26, 2005, options covering 1,349,420 shares of Common Stock, in the aggregate, were outstanding under the Employee Option Plans, leaving 344,749 shares of Common Stock available for grant of future options, all of which were available under the 1998 Employee Stock Option Plan (the “1998 Plan”).
          On June 8, 2005, subject to approval by shareholders of the Company, the Compensation Committee of the Board of Directors, via Unanimous Written Consent, approved an increase in the aggregate number of shares of Common Stock authorized for awards of options under the 1998 Plan from 1,425,000 shares (as restated to give retroactive effect to the Company’s three-for-two stock split in October 2003) to 1,785,000 shares, an increase of 360,000 shares or approximately 2.7% of the number of shares of Common Stock currently outstanding. As required by the terms of the 1998 Plan, shareholders of the Company are asked to approve an amendment to the 1998 Plan reflecting such increase (as so amended, the “Amended 1998 Plan”). Other than the increase in the number of shares authorized, the Amended 1998 Plan will be identical to the 1998 Plan as currently in effect.
Purpose of Amended Plan
            The purpose of the Amended 1998 Plan is to encourage and enable employees of the Company to acquire a proprietary interest in the Company through the ownership of the Company’s Common Stock or to increase such proprietary interest. Ownership of Common Stock will provide such employees with a more direct stake in the future welfare of the Company and encourage them to remain with the Company. It is also expected that the Amended 1998 Plan will strengthen the Company’s ability to attract and retain, in its employ, additional persons of training, experience and ability.
Summary of Plan
            The Amended 1998 Plan will be administered by the Compensation Committee and will provide for grants of both non-qualified stock options and “incentive stock options” as defined under Section 422 of the Code. Under the Amended 1998 Plan, options may be granted to key employees, including executive officers of Monro, as shall be determined by the Compensation Committee. Approximately 3,600 employees, including five executive officers, will be eligible to participate. Options granted to employees under the Amended 1998 Plan will have a maximum term of ten years, except as described below, and will not be transferable except by will or pursuant to the laws of descent and distribution.

          The number and exercise price of options granted is determined by the Compensation Committee, but the exercise price of an incentive stock option may not be less than the fair market value of the shares subject to the option on the date of the grant. The option price for owners of more than 10% of the total combined voting power of all classes of shares of the Company must be at least 110% of the fair market value of the Common Stock at the date any incentive stock option is granted and the maximum term thereof may not exceed five years. Vesting provisions under the Amended 1998 Plan will be determined by the Compensation Committee at the time of grant. The exercise price with respect to any option must be paid in cash or, in the discretion of the Compensation Committee, by delivery of shares of Common Stock or by a combination of cash and Common Stock.
          Generally, an optionee may exercise his options during his lifetime provided he is employed by the Company. Unless otherwise determined by the Compensation Committee, in the event an optionee’s employment is terminated for reasons other than retirement, death or disability, an optionee may exercise his options to the extent exercisable at such time for 30 days from his date of termination or the balance of the term of the options, whichever is shorter.
          If an optionee’s employment is terminated as the result of being disabled within the meaning of Section 22(e)(3) of the Code or as a result of retirement on or after age 65, an optionee may exercise his options, whether or not otherwise exercisable on the date of termination, for one year from his date of termination or the balance of the term of the options, whichever is shorter.
          If an optionee dies while employed by the Company or dies following termination of employment due to retirement from the Company or disability, the optionee’s remaining options, whether or not otherwise exercisable at such time, may be exercised by the optionee’s designated beneficiary, or by the optionee’s personal representatives, heirs or legalees, within one year of the date of the optionee’s termination of employment or the balance of the term of the options, whichever is shorter.
          The Amended 1998 Plan provides that the aggregate number and kind of shares available for options and the option price of each outstanding option shall be adjusted to reflect any increase, decrease or change in the total outstanding shares of the Company resulting from a stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of shares or similar transaction.
          The Amended 1998 Plan provides that the Board of Directors of the Company may at any time suspend, terminate or amend the Amended 1998 Plan without seeking the approval of the shareholders of the Company. However, shareholder approval will be required to give effect to any amendment which would increase the maximum number of shares for which options may be granted, change the eligibility requirements for participation in the Plan or materially increase the benefits accruing to employees under the Amended 1998 Plan.
          The Company intends to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), to register the additional Common Stock to be issued under the Amended 1998 Plan. Persons who are “affiliates” of the Company (i.e., persons who are deemed to control the Company directly or indirectly) may sell Common Stock acquired under the Amended

1998 Plan only by complying with the requirements and limitations of Rule 144 under the Securities Act.
Fiscal 2005 Grants
            The number of options granted in fiscal 2005 to the Named Officers is set forth in the table entitled “Option Grants in Last Fiscal Year” on page 9. The following table sets forth the number of options granted in fiscal 2005 to the following groups:

All current executive officers (five persons)	17,000
All other employees	91,213
          On June 24, 2005, the closing price per share of the Company’s Common Stock on the NASDAQ National Market System was $28.82.
Federal Income Tax Consequences of the Issuance and Exercise of Options
            The following summary describes the principal federal income tax consequences of grants made under the Amended 1998 Plan. The summary is based upon an analysis of the Code, as currently in effect, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Any such change could have a retroactive effect and could affect the consequences described in the summary. The summary does not purport to cover all federal income tax consequences that may apply to a participant in the Amended 1998 Plan (a “Participant”) and does not contain any discussion of foreign, state or local tax laws. Participants are urged to consult their own tax advisors regarding the tax consequences to them of acquiring and exercising options and upon the sale or other disposition of any Common Stock acquired under the Amended 1998 Plan. The Amended 1998 Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, or qualified under Section 401(a) of the Code.
          A Participant will not recognize income upon the grant of a non-qualified stock option (“NSO”). The Participant will recognize ordinary income at the time of exercise of the NSO in an amount equal to the difference between the fair market value of the shares received upon exercise of the NSO and the aggregate option price for the shares purchased upon such exercise. The Company will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the Participant is required to recognize ordinary income. The Participant’s basis in any shares acquired upon exercise of an NSO will equal the fair market value of the shares on the exercise date. A Participant who later sells such shares will generally recognize capital gain or loss on the sale of the shares equal to the difference between the amount realized and the Participant’s basis in the shares.
          In general, neither the grant nor the exercise of an incentive stock option granted under the Amended 1998 Plan will result in taxable income to the employee or a deduction to the Company. The sale of Common Stock received pursuant to the exercise of such an option will result in a long-term capital gain or loss to the employee equal to the difference between the amount realized on the sale and the exercise price and will not result in a tax deduction to the Company. However, the excess of the fair market value of the Common Stock acquired upon the exercise of an incentive stock option over the option price is included in the “alternative minimum taxable income” of the optionee for the year in which such option is exercised and may subject the optionee to increased taxes under the “alternative minimum tax”. In general, the current maximum Federal ordinary income tax rate is 35% while the maximum tax rate on long-term capital gains is 20% (the phase-out of certain deductions and exemptions for amounts may result in a marginal tax rate in excess of such rates on certain items of income). To receive incentive stock option treatment, the employee must not dispose of the Common Stock within two years after the option is granted and must hold the Common Stock itself for at least one year after the transfer of such Common Stock to such employee.
          If the holding period rules for incentive stock option treatment are not satisfied, income is recognized by the employee upon disposition of the Common Stock (a “disqualifying disposition”). Any gain realized by the employee will be taxable at the time of such disqualifying disposition as (i) ordinary income to the extent of the difference between the option price and the lesser of (a) the fair market value of the Common Stock on the date the incentive stock option is exercised or (b) the amount realized on such disqualifying disposition and (ii) short-term or long-term capital gain to the extent of any excess of the amount realized on the disposition over the fair market value of the Common Stock on the date the incentive stock option is exercised. With respect to officers, directors and persons deemed to be beneficial owners of more than 10% of the Common Stock, the date an incentive stock option is exercised for purposes of determining the tax consequences of a disqualifying disposition is generally deemed to be the later of the actual exercise date or the date the restrictions of Section 16(b) of the Exchange Act lapse (generally six months after the date of grant). The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the employee at the time such income is recognized.
          Section 162(m) of the Code limits the deduction for certain compensation paid to certain senior executive officers of the Company in a taxable year to $1 million for each such officer. Compensation includes all salary and other amounts paid to such officers as remuneration for services, but would not include the gain realized upon the exercise of an incentive stock option granted under the Amended 1998 Plan unless there is a disqualifying disposition with respect to such option.
Approval of Amendment
            The amendment to the 1998 Plan requires the approval of a majority of the votes cast at the Annual Meeting (in person or by proxy) by the holders of shares entitled to vote thereon.
          The Board of Directors recommends that shareholders vote their shares FOR approval of the amendment to the 1998 Plan as described above.

PROPOSAL TO RATIFY THE AMENDMENT
TO THE 2003 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN
TO INCREASE THE NUMBER OF AUTHORIZED SHARES
            The Company has two Non-Employee Directors’ Stock Option Plans adopted in 1995 and 2003, respectively (the “Directors’ Option Plans”) and previously approved by shareholders. The Directors’ Option Plans currently provide that options for a maximum of 390,153 shares (as restated to give retroactive effect to stock dividends and stock splits) of Common Stock, in the aggregate may be granted. As of March 26, 2005, options covering 237,039 shares of Common Stock, in the aggregate, were outstanding under the Directors’ Option Plans, leaving 48,274 shares of Common Stock available for grant of future options, all of which were available under the 2003 Non-Employee Directors’ Stock Option Plan (the “2003 Plan”).
          On June 8, 2005, the Compensation Committee of the Board of Directors, via Unanimous Written Consent, approved an increase in the aggregate number of shares of Common Stock authorized for awards of options under the 2003 Plan from 90,000 shares (as restated to give retroactive effect to the Company’s three-for-two stock split in October 2003) to 140,000 shares, an increase of 50,000 shares or approximately .4% of the number of shares of Common Stock currently outstanding. As required under the terms of the 2003 Plan, shareholders are asked to approve an amendment to the 2003 Plan reflecting such increase (as so amended, the “Amended 2003 Plan”). Other than the increase in the number of shares authorized, the Amended 2003 Plan will be identical to the 2003 Plan as currently in effect.
Purpose of Amended Plan
            The purpose of the Amended 2003 Plan is to secure for the Company and its shareholders the benefits of the incentive inherent in increased Common Stock ownership by members of the Board who are not employees of the Company or any of its subsidiaries (“Non-Employee Directors”). The 2003 Amended Plan is designed to provide a means of giving existing and new Non-Employee Directors an increased opportunity to acquire an investment in the Company, thereby maintaining and strengthening their desire to remain with or join the Company’s Board of Directors and stimulating their efforts on the Company’s behalf.
Summary of Plan
            The Amended 2003 Plan authorizes the Company to grant options (“Options”) to purchase Common Stock to Non-Employee Directors. Seven directors are currently eligible to receive Options under the Plan. The maximum number of shares of Common Stock available for issuance upon exercise of Options granted to directors under the Plan is 90,000 (restated to give retroactive effect to the Company’s three-for-two stock split in October 2003).
          The Amended 2003 Plan is administered by the Compensation Committee of the Board (the “Committee”). The Committee shall consist of two or more directors of the Company who meet the eligibility conditions provided in Rule 16b-3(b)(2) of the Exchange Act. The Committee is authorized to construe and interpret the Amended 2003 Plan and Options granted thereunder, to establish and amend rules for its administration and to correct any defect or omission or reconcile any inconsistency in the Amended 2003 Plan or in any Option to the extent the Committee deems desirable to carry the Amended 2003 Plan or any Option into effect.
          Options granted under the Amended 2003 Plan are non-qualified stock options. The exercise price per share of Common Stock under each Option (the “Exercise Price”) is the fair market value of a share of Common Stock on the date of grant. The Amended 2003 Plan provides for an annual grant of an Option to purchase 4,559 shares of Common Stock to each Non-Employee Director on the date of the Annual Meeting. The fair market value is determined by reference to the closing high bid and low asked price of the Common Stock as reported on the NASDAQ National Market System. On June 24, 2005, the closing price per share of the Company’s Common Stock on the NASDAQ National Market System was $28.82. The term of each Option is five years.
          Options granted under the Amended 2003 Plan are subject to such terms and conditions and evidenced by agreements in such form as is determined from time to time by the Committee and are in any event subject to the terms and conditions set forth in the Amended 2003 Plan. Options granted under the Amended 2003 Plan are not transferable, except by will and the laws of descent and distribution.
          Under the Amended 2003 Plan, Options may be exercised immediately on the date of grant, and no shares of the Company’s Common Stock underlying any Option may be sold, assigned, pledged or otherwise transferred for a period of six months after the date of the grant of such Option.
          Each Option shall be exercisable only during the holder’s term as a director and for 30 days after the holder ceases to be a director, except that an Option may be exercisable after the director’s death or disability until the earlier of (i) the one-year anniversary of the termination of the director’s term due to death or disability and (ii) the expiration of the Option (five years after the date of grant). Option holders who retire from the Board at age 65 or older (“Retirement”) may exercise their Options until the expiration of the Option.
          Options may be exercised by written notice to the Company accompanied by payment in full of the Exercise Price. Payment of the Exercise Price may be made (i) in cash (including check, bank draft or money order), (ii) by delivery of Common Stock (valued at the fair market value thereof on the date of exercise), or (iii) by delivery of a combination of cash and Common Stock.
          The Company intends to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), to register the additional Common Stock to be issued to Non-Employee Directors under the Amended 2003 Plan. Persons who are “affiliates” of the Company (i.e., persons who are deemed to control the Company directly or indirectly) may sell Common Stock acquired under the Amended 2003 Plan only by complying with the requirements and limitations of Rule 144 under the Securities Act.
          The Amended 2003 Plan provides that the Committee may at any time suspend or terminate the Amended 2003 Plan or make such additions or amend-

ments as they deem advisable; provided, that such additions or amendments are made in compliance with Rule 16b-3 of the Exchange Act (as such rule may be amended from time to time); and provided further, that any amendment that would (i) materially increase the aggregate number of shares which may be issued under the Amended 2003 Plan, (ii) materially increase the benefits accruing to participants under the Amended 2003 Plan, or (iii) materially modify the requirements as to eligibility for participation in the Amended 2003 Plan shall be subject to approval of the Company’s shareholders. No Options may be granted under the Amended 2003 Plan after August 4, 2013, although Options previously granted under the Amended 2003 Plan and outstanding on August 4, 2013 remain outstanding, unless terminated, in accordance with the terms of the Amended 2003 Plan and the option agreement under which they were granted.
          The Amended 2003 Plan provides that in the event of a reorganization, merger, consolidation, recapitalization, stock split-up, stock dividend, combination of shares or other change in the Common Stock, appropriate changes to prevent dilution or enlargement of Options will be made by the Committee in the aggregate number of shares subject to Options to be granted, and in the number of shares and price per share subject to outstanding Options.
          The Amended 2003 Plan provides that in the event of a merger of the Company with or into another corporation constituting a change of control, a sale of all or substantially all of the Company’s assets or a sale of a majority of the Company’s outstanding voting securities (a “Sale of the Company”), the Options may be assumed by the successor corporation or substantially equivalent options substituted by the successor corporation, and if the successor corporation does not assume the Options or substitute options, then the Options shall terminate if not exercised as of the date of the Sale of the Company or other prescribed period of time. In the event of a liquidation or dissolution of the Company, the Options shall terminate immediately prior to the liquidation or dissolution.
Certain Federal Income Tax Consequences
            The following summary describes the principal federal income tax consequences of grants made under the Amended 2003 Plan. The summary is based upon an analysis of the Code, as currently in effect, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Any such change could have retroactive effect and could affect the consequences described in the summary. The summary does not purport to cover all federal income tax consequences that may apply to an optionee and does not contain any discussion of foreign, state or local tax laws. Optionees are urged to consult their own tax advisors regarding the tax consequences to them of acquiring and exercising options and upon the sale or other disposition of any Common Stock acquired under the Amended 2003 Plan, as well as any tax consequences that may arise under the laws of any state, local or foreign jurisdiction.
          Options granted or to be granted under the Amended 2003 Plan will be “non-qualified” stock options and are not intended to qualify as incentive stock options under Section 422 of the Code. In general, no taxable income will be recognized by the optionee and no deduction will be allowed to the Company upon the grant of an Option. Upon exercise of an Option, except as described below, an optionee will recognize an amount of ordinary income equal to the excess of the fair market value on the exercise date of the shares of Common Stock issued to an optionee over the Exercise Price. The Company will be entitled to a corresponding tax deduction equal to the amount included in the optionee’s income.
          As the optionees will be directors of the Company, the stock received upon the exercise of an Option may be subject to restrictions under Section 16(b) of the Exchange Act if the Option is exercised and the underlying stock is sold within six months after the grant date (the “Restriction Period”). Options exercised during the Restriction Period will not be deemed to be exercised for purposes of the above income recognition rules until the date that the Restriction Period ends, unless the optionee makes an election to be taxed currently under Section 83(b) of the Code. If such an election is made within 30 days after the transfer of Common Stock pursuant to the exercise of the Option, the optionee will recognize ordinary income on the date of the actual exercise of Options (and the Company will be entitled to a corresponding tax deduction equal to the amount included in the optionee’s income).
          If an optionee delivers previously-acquired Common Stock, however acquired, in payment of all or part of the Exercise Price of a non-qualified stock option, the optionee will not, as a result of such delivery, be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously-acquired Common Stock after its acquisition date. The fair market value of the shares received in excess of the fair market value of the shares surrendered and any cash paid constitutes compensation taxable to the optionee as ordinary income. Such fair market value is determined on the date of exercise. The Company is entitled to a tax deduction equal to the compensation income included by the optionee in his income.
Approval of Amendment
            The amendment to the 2003 Plan requires the approval of a majority of the votes cast at the Annual Meeting (in person or by proxy) by the holders of shares entitled to vote thereon.
          The Board of Directors recommends that shareholders vote their shares FOR approval of the amendment to the 2003 Plan as described above.

NEW PLAN BENEFITS
            The following table sets forth the number of stock options that will be received in fiscal 2006 by the Non-Executive Director Group under the 2003 Non-Employee Directors’ Stock Option Plan. Executives and other employees of the Company are not eligible to receive options under the terms of this plan. The number of stock options to be received in fiscal 2006 by the Named Officers under the 1998 Stock Option Plan cannot be determined at this time. The number of stock options received in fiscal 2005 by the Named Officers, the Executive Group and the Non-Executive Officer Employee Group under the 1998 Plan are disclosed elsewhere in this Proxy Statement.

Non-Employee Directors’
Stock Option Plan
Name and Position	Number of Options

Robert G. Gross	0
President and
Chief Executive Officer

Joseph Tomarchio, Jr.	0
Divisional Vice President –
Tire Stores

Catherine D’Amico	0
Executive Vice President – Finance
and Chief Financial Officer

Christopher R. Hoornbeck	0
Divisional Vice President –
Western Operations

Craig L. Hoyle	0
Divisional Vice President –
Southern Operations

Executive Group	0

Non-Executive Director Group	31,913

Non-Executive Officer Employee Group	0
APPROVAL OF INDEPENDENT ACCOUNTANTS
            Shareholder ratification of the Company’s independent public accountants is not required by the Company’s Amended and Restated By-laws or otherwise. The Audit Committee may direct the appointment of different independent accountants at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders. However, as good corporate practice, the Audit Committee is requesting that the shareholders approve its proposal to reevaluate the selection of independent public accountants to audit the books and accounts for fiscal 2006.

          PricewaterhouseCoopers LLP (“PWC”) has been engaged as the Company’s independent accountants since 1984. A representative of PWC will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if he or she desires to do so.
          In addition to retaining PWC to audit the Company’s consolidated financial statements for fiscal 2005, the Company retained PWC and other consulting firms to provide advisory, auditing, and consulting services in fiscal 2005. The Company understands the need for PWC to maintain objectivity and independence in its audit of its financial statements. To minimize relationships that could appear to impair the objectivity of PWC, the Audit Committee has restricted the non-audit services that PWC may provide primarily to tax services, merger and acquisition due diligence services and audit services. They also determined that the Company would obtain non-audit services from PWC only when the services offered by PWC are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding.
          The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by PWC after May 5, 2003. Specifically, the committee has pre-approved the use of PWC for the following categories of non-audit service: merger and acquisition due diligence and audit services; tax services; internal control reviews; and reviews and procedures that the Company requests PWC to undertake to provide assurances on matters not required by laws or regulations. In each case, the Committee requires management to report the specific engagements to the Committee on a regular basis, and also obtain specific pre-approval on any engagement over $25,000.
          Aggregate fees billed to the Company for services rendered by PWC for fiscal 2005 and 2004 were:

	2005	2004

Audit Fees, including quarterly reviews	$443,500	$100,000
Audit Related Fees	41,000	106,900
Tax Fees	66,400	128,100
All Other Fees	1,600	14,200

Total Fees	$552,500	$349,200

          In the table above, in accordance with SEC definitions and rules, “audit fees” are fees the Company paid to PWC for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, for the Sarbanes-Oxley Section 404 internal control audit or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are comprised of assurance and related services that are traditionally performed by the external auditor; “tax fees” are fees related to preparation of the Company’s tax returns, as well as fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees billed by PWC to the Company for any services not included in the first three categories including services such as benefit plan services and merger and acquisition due diligence.

          The Audit Committee has considered whether the non-audit services provided by PWC are compatible with PWC maintaining its independence and has determined that they are compatible.
          The Board of Directors recommends the shareholders vote FOR ratification of the proposal regarding reevaluating the selection of independent public accountants of the Company for the fiscal year ending March 25, 2006.
SHAREHOLDER PROPOSALS
            Nominations for Board membership and proposals of shareholders that are intended to be presented at the annual meeting to be held in 2006 must be received by the Company by March 10, 2006 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. The Company’s Certificate of Incorporation provides that shareholders who do not present a proposal for inclusion in the proxy statement, but who still intend to submit the proposal at the 2006 annual meeting, and shareholders who intend to submit nominations for directors at the meeting, are required to deliver or mail the proposal or nomination to the Secretary of the Company, Monro Muffler Brake, Inc., 200 Holleder Parkway, Rochester, New York 14615, so that the Secretary receives the proposal or nomination not less than 120 days nor more than 180 days prior to the meeting, except that if less than 50 days notice or prior public disclosure of the meeting date is given or made to shareholders, the Secretary must receive such proposal or nomination not later than the close of business on the tenth day following the day on which notice of the meeting was mailed or such public disclosure was made, whichever first occurs. Each proposal or nomination must set forth the information required by the Certificate of Incorporation. If the chairman of the meeting determines that a proposal or nomination was not made in accordance with the required procedures, such proposal or nomination will be disregarded. Additional information and a copy of the Certificate of Incorporation may be obtained by submitting a written request to the Secretary of the Company.
ADDITIONAL INFORMATION
            The Company will furnish to any shareholder, upon written request, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 26, 2005, as filed with the SEC, without charge, except that copies of any exhibit to such report will be furnished upon payment by such shareholder of the Company’s reasonable expenses in furnishing such exhibit. Written requests may be directed to the Company, 200 Holleder Parkway, Rochester, New York 14615, Attention: Secretary.

By Order of the Board of Directors

/s/ John W. Van Heel

John W. Van Heel
Secretary
Rochester, New York
July 8, 2005

ANNUAL MEETING OF SHAREHOLDERS OF

MONRO MUFFLER BRAKE, INC.

August 9, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN
BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	Election of Directors: To elect four Class 2 directors to serve a two-year term and until their successors are duly elected and qualified at the 2007 annual meeting of shareholders.
NOMINEES:
☐	for all nominees	¡ ¡	Frederick M Danziger Robert G. Gross	Class 2 two year Class 2 two year
☐	withhold authority for all nominees	¡ ¡	Peter J. Solomon Francis R. Strawbridge	Class 2 two year Class 2 two year
☐	for all except (See instructions below)

INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the amendment to the Monro Muffler Brake, Inc. 1998 Employee Stock Option Plan.	☐	☐	☐
3.	To ratify the amendment to the Monro Muffler Brake, Inc. 2003 Non-Employee Directors’ Stock Option Plan.	☐	☐	☐
4.	To ratify the proposal regarding reevaluating the selection of independent public accountants.	☐	☐	☐
5.	To consider such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING.  ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MONRO MUFFLER BRAKE, INC.

Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders, August 9, 2005

     The undersigned hereby appoints Robert G. Gross and Catherine D’Amico, as proxies, each with the power to appoint his substitute and hereby authorizes such person acting individually, to represent and to vote, as specified on the reverse side hereof, all of the shares of common stock of Monro Muffler Brake, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at Genesee Valley Club, 421 East Avenue, Rochester, New York, 14607, commencing at 10:00 a.m. on August 9, 2005 and at any postponement or adjournment thereof; and in the discretion of the proxies, their substitutes or delegates, to vote such shares and to represent the undersigned in respect of other matters properly brought before the meeting.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE SIGNING SHAREHOLDER ON THE REVERSE SIDE HEREOF. UNLESS THE AUTHORITY TO VOTE FOR ELECTION OF ANY NOMINEE FOR DIRECTOR IS WITHHELD IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE SIDE HEREOF, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

(Continued and to be signed on the reverse side)